FOR IMMEDIATE RELEASE

JMAR TECHNOLOGIES REPORTS FOURTH QUARTER            AND FULL YEAR
2005 RESULTS

SAN DIEGO, California (March 30, 2006) – JMAR Technologies, Inc. (NASDAQ: JMAR), a leading developer of advanced laser technology, reports the status of its new product development activities and released its unaudited financial results for the quarter and year ended December 31, 2005. The Company made solid progress on new business initiatives since the third quarter of 2005, including:

Recent Developments:

•	Selected for Testing of BioSentry Water Monitoring System for Homeland Security Application; Key U.S. City to Install BioSentry in Central Public Facility to Test for Deliberate, Harmful Biological Contamination of Drinking Water

•	Purchase of Two BioSentry Systems by the City of Wichita to Support New Security Measures and Advanced Water Quality Assurance

•	Received Order for Two BioSentry Units for Final Phase of Test Program at Mexican Beverage Manufacturer

•	Granted $4.2 Million Subcontract to Enhance Semiconductor Operations at DMEA Installation in Sacramento

•	Licensed Soft X-Ray Laser from Colorado State University Research Foundation (CSURF) for New Analytical Instrument and Nano-Probe Products

•	Signed OEM Agreement with Portaqua and Exhibited BioSentry at the World Water Forum in Mexico City and Seatrade Cruise Shipping Convention

•	Entered into Agreements for BriteLight Product Line Sales Representation in Australia, Europe, South Korea, United Kingdom, Ireland, and Belgium; Showcased BriteLight Laser at Photonics West 2006 Conference

•	Completed $3.63 Million Financing; Renewed $3 Million Working Capital Line and Amended Terms of Preferred Stock

•	Moved all San Diego Operations into a Single, Multifunction Center Bringing Together the BioSentry Product Development Team, the Compact X-ray Microscope and X-ray Nano Probe Research and Development Team, and the Corporate Offices

Financial Results:

The Company’s audit is not completed at this time and, accordingly, the financial results reported herein are unaudited. Earlier this week, the Company completed significant transactions involving the renewal of its working capital line and the restructuring of its preferred stock. Due to the critical demands that these transactions have placed on the time and attention of senior management, as well as their impact on the disclosure in the Form 10-K annual report, and due to the extended analysis and discussions with management by the Company’s auditors regarding the final form of the auditors’ opinion, the Company will not be able to timely file its annual report on Form 10-K by this Friday’s deadline without unreasonable effort or expense. The Company will file a Form 12b-25 which provides for a 15-day extension of the deadline to file its Form 10-K and the Company intends to file its Form 10-K as soon as possible after the completion of its audit and within this 15-day period. At this time, the auditor has indicated that it may include a going concern modification in its audit opinion, but further discussions and analysis are ongoing in this regard.

Unaudited revenues for the year ended December 31, 2005 were $9,163,520 compared to $10,059,839 for 2004. Revenues for 2005 included $3,019,625 from the Company’s mask contract with Naval Air Warfare Center (NAVAIR Contract), $3,399,268 from the Company’s subcontract with General Dynamics Advanced Information Systems (DMEA Contract) related to the maintenance of a semiconductor wafer fabrication process installation, $1,080,994 from the Company’s contract with the Defense Advanced Research Projects Agency (DARPA Contract), $845,102 from the Company’s contract with FemtoTrace, Inc. related to the READ system, and $592,570 from the sale of two BriteLightTM systems. Revenue for the year was favorably impacted by an increase of $1,766,829 in revenues from the NAVAIR Contract and sales of $592,570 for two BriteLight systems. These increases were offset by a decrease of $2,882,171 in revenues related to lower funding of the DARPA Contract, a decrease of $358,847 related to two contracts completed in 2004, and a decrease of $289,539 in contract revenues related to the DMEA Contract. The NAVAIR Contract revenues are higher in 2005 due to the delay in funding received in 2004. For the three-months ended December 31, 2005, JMAR reported revenues of $2,247,677, an increase of $492,388 from revenues of $1,755,289 in the corresponding quarter in 2004.

The unaudited net loss for the year ended December 31, 2005 was $8,032,803, compared to a net loss for the year ended December 31, 2004 of $5,632,140. The net loss for 2005 reflects the increased investment in product development primarily associated with the BioSentry, X-ray Microscope, and X-ray Nano Probe product lines of $3,395,683. The net loss for the year ended December 31, 2005 also includes asset write-downs of $218,232 and a non-cash interest charge of $206,821 related to the Company’s line of credit. The net loss for the year ended December 31, 2004 included product development costs of $1,722,329, asset write-downs of $191,575, non-cash interest charges of $442,029 and a loss from discontinued operations of $214,893.

JMAR reported a net loss for the quarter ended December 31, 2005 of $2,447,246, compared to a net loss for the quarter ended December 31, 2004 of $2,194,704. The net loss in the fourth quarter of 2005 includes product development costs of $1,011,502 and asset write-downs of $119,014. The net loss in the same quarter of last year included product development costs of $1,013,627, asset write-downs of $106,262 and a loss from discontinued operations of $174,793.

“The fourth quarter of 2005 was characterized by JMAR’s efforts to execute on its previously announced strategy of new product development and commercialization,” said Ronald A. Walrod, CEO of JMAR. “The quarter yielded mixed results largely due to the longer than expected sales cycle for BioSentry and the need for product design modifications to cope with the wide variability in operating conditions and performance requirements presented by various market verticals. The Company continues to believe in the fundamental business attractiveness of each of its new products, and that continued focus on product development and sales efforts will result in long term growth for JMAR.”

Conference Call

JMAR will host a conference call today at 11:00 AM EST to discuss the Company’s financial and operating performance for its fourth quarter and full year 2005 and the status of the Company’s new product development and marketing activities. All those interested in hearing management’s discussion are invited to join the call by dialing 877-407-9205. International participants may access the call by dialing 201-689-8054. A replay will be available for one week following the call by dialing 877-660-6853 for domestic participants and 201-612-7415 for international participants and entering account number 286 and conference ID number 197013 when prompted.

Members of the financial and investment community, the media and other interested parties can also access a live webcast of the conference call by accessing the link on JMAR’s corporate website, www.jmar.com. The webcast will be archived for 90 days following the call.

About JMAR

JMAR Technologies, Inc. is a leading innovator in the development of laser-based equipment for imaging, analysis and fabrication at the nano-scale. The Company is leveraging more than a decade of laser and photonics research to develop a diverse portfolio of products with commercial applications in rapidly growing industries while continuing to carry out research and development for the U.S. DefenseAdvanced Research Projects Agency (DARPA) and support for the U.S. Government’s Defense Microelectronics Activity (DMEA) semiconductor fabrication facility. JMAR is targeting the nanotechnology, bioscience and semiconductor industries with its BriteLight™ Laser; X-ray Light Source; Compact X-ray Microscope — for 3D visualization of single cells and polymers; and X-ray Nano Probe — enabling interaction, analysis and materials modification at the nano-scale. JMAR also develops, manufactures, and markets its BioSentry™ microorganism early-warning system and maintains a strategic alliance for the production of the READ chemical sensor for the homeland security, environmental and utility infrastructure industries.

Contacts:

JMAR Technologies, Inc.	The Investor Relations Group

Dennis E. Valentine Chief Financial Officer Phone: 858-946-6800	Katrine Winther-Olesen/Tom Caden IR/Media Relations Phone: 212-825-3210

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the risk that the performance validation tests of the BioSentry Beta units are not successfully completed due to unforeseen issues with the installation and operation of the units outside of the controlled environment of JMAR’s facility, delays in completion of the X-ray Microscope and X-ray Nano Probe prototypes and transition to production units, the failure of the technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets , cost and margins for JMAR’s products, failure to obtain market acceptance, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 10-Q for the quarter ended September 30, 2005, its Form 8-K filed on March 30, 2005, and its Form 10-K for the year ended December 31, 2005 to be filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.

FINANCIAL DATA
STATEMENTS OF OPERATIONS

Year Ended December 31, Three Months Ended December 31,

	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenues	$9,163,520	$10,059,839	$2,247,677	$1,755,289
Loss from Operations	(7,943,173)	(4,933,931)	(2,416,653)	(1,986,394)
Loss from Continuing Operations	(8,032,803)	(5,417,247)	(2,447,246)	(2,019,911)
Loss from Discontinued Operations	—	(214,893)	—	(174,793)
Net Loss	(8,032,803)	(5,632,140)	(2,447,246)	(2,194,704)
Deemed Preferred Stock Dividends	(2,091,232)	(2,247,876)	(833,477)	(309,537)
Loss Applicable to Common Stock	(10,124,035)	(7,880,016)	(3,280,723)	(2,504,241)
Loss per Share:
Continuing Operations*	(0.29)	(0.25)	(0.09)	(0.07)
Discontinued Operations	—	(0.01)	—	(0.01)
Total	(0.29)	(0.26)	(0.09)	(0.08)
*Includes preferred stock dividends

For further details, please see the full text of JMAR’s Form 10-K for the year ended December 31,
2005, to be filed with the SEC and available from JMAR or at www.sec.gov.